Exhibit 99.1
Moderna Announces Advances Across mRNA Pipeline and Provides Business Update

COVID-19 vaccine sales for 2022 approximately $18.4 billion (unaudited)

Reiterating 2023 expected minimum COVID-19 vaccine sales of approximately $5.0 billion; continue to expect additional contracts for 2023

Company continues to scale with 48 programs in development, including 36 in ongoing clinical studies, and is increasing R&D investment to an expected $4.5 billion for 2023

Pivotal Phase 3 RSV study of mRNA-1345 in older adults (≥ 60 yrs.) has now accrued the cases required to complete our first interim efficacy analysis

Moderna and Merck announced mRNA-4157/V940, in combination with KEYTRUDA, demonstrated a 44% reduction in the risk of disease recurrence or death in melanoma patients. Phase 3 study in melanoma patients to start in 2023, with rapid expansion to additional tumor types

Phase 1/2, multiple ascending dose Paramount study of propionic acidemia (PA) candidate (mRNA-3927) is ongoing

CAMBRIDGE, MA / ACCESSWIRE / January 9, 2023 / Moderna, Inc. (NASDAQ:MRNA), a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines, today announced updates on its industry-leading mRNA pipeline. Moderna continues to scale, now with 48 programs in development, including 36 programs in clinical trials encompassing mRNA infectious disease vaccines and mRNA therapeutics spanning seven different modalities.

"We enter 2023 in a great position, with significant momentum across our clinical pipeline, a highly energized team and a strong balance sheet of over $18 billion of cash and cash equivalents," said Stéphane Bancel, Chief Executive Officer of Moderna. "With our infectious disease franchise continuing to accelerate with exciting near-term catalysts for RSV Phase 3 data and Flu Phase 3 data, and recent breakthroughs in the development of individualized cancer treatments, as well as our rapid advancement in rare diseases and promising cardiology programs, the Moderna platform is delivering across several modalities. Our progress is meeting the high expectations we set out a few years ago, and with encouraging clinical data across the entire Moderna platform, we are accelerating our investments to deliver the greatest possible impact to people through mRNA medicines. Our board has approved a significant increase to our R&D investments, with a budget for 2023 of around $4.5 billion. 2023 is going to be a very exciting year for Moderna, and most importantly, for patients."

Stéphane Bancel will present an update on the Company and its pipeline of mRNA development programs on Monday, January 9, 2023, at 2:15 p.m. PT at the 41st Annual J.P. Morgan Healthcare Conference. A live webcast of both the presentation and question and answer session will be available under "Events & Presentations" in the investor section of Moderna's website at

investors.modernatx.com. A replay of the webcast will be archived on Moderna's website for 30 days following the presentation.

Summary of Program Updates

Vaccines against respiratory infections
COVID-19 vaccines
•2022 COVID-19 vaccine sales of approximately $18.4 billion (unaudited)
•Reiterating 2023 expected minimum COVID-19 vaccines sales of approximately $5.0 billion from confirmed Advance Purchase Agreements and 2022 contract deferrals
•Potential additional contracts in the United States, Europe, Japan, and other key markets

Respiratory syncytial virus (RSV) vaccine
•Pivotal Phase 3 RSV efficacy study (mRNA-1345) in older adults (60+) has enrolled 36,604 participants
•Primary endpoints are safety and vaccine efficacy
•The Phase 3 RSV study has now accrued the cases required (64 confirmed cases with 2+ symptoms accrued, minimum of 42 required) to complete our first interim efficacy analysis

Seasonal influenza vaccine
•mRNA-1010 Southern Hemisphere immunogenicity study in adults (18+) is fully enrolled (6,000 participants); data readout expected in 1Q23
•mRNA-1010 Northern Hemisphere efficacy study in older adults (50+) is fully enrolled (22,510 participants); data readout could occur this winter depending upon cases accrued in the study and vaccine efficacy

Vaccines against latent viruses
Cytomegalovirus (CMV) vaccine
•CMV is a common infection and is the leading cause of birth defects in the U.S. About 1 out of every 200 infants in the U.S. are born with congenital CMV infection (12,000-20,000 congenital CMV cases annually in the U.S. alone)
•Phase 3 CMVictory trial with mRNA-1647 is ~40% enrolled. Now enrolling in Japan
•CMV is a $2-5 billion opportunity with no approved vaccine on the market

Personalized cancer vaccine
•Moderna and Merck announced mRNA-4157/V940, in combination with KEYTRUDA, demonstrated a statistically significant and clinically meaningful reduction in the risk of disease recurrence or death compared to KEYTRUDA monotherapy in stage III/IV melanoma patients with high risk of recurrence following complete resection
•mRNA-4157/V940 in combination with KEYTRUDA reduced the risk of recurrence or death by 44% (HR=0.56 [95% CI, 0.31-1.08]; one-sided p-value=0.0266) compared with KEYTRUDA alone. Adverse events observed with mRNA-4157/V940 in KEYNOTE-942 were consistent with those previously reported in a Phase 1 clinical trial

•Results are the first demonstration of efficacy for an investigational mRNA cancer treatment in a randomized clinical trial
•Companies plan to discuss results with regulatory authorities and initiate a Phase 3 study in melanoma in 2023 and to rapidly expand to additional tumor types

Rare disease vaccine: Propionic acidemia
•Phase 1/2, multiple ascending dose Paramount study of propionic acidemia (PA) candidate (mRNA-3927) is ongoing
•As of last clinical update (September 8th, Moderna R&D Day)
◦6 patient-years of experience on drug with all eligible participants electing to continue on Open Label Extension study
◦Encouraging data showed a decrease in the number of metabolic decompensation events (MDEs); initial discussions with regulators supportive of MDE as a primary endpoint for a pivotal study

Cardiovascular: Relaxin
•First patients have been dosed in a Phase 1B trial of our heart failure treatment candidate, mRNA-0184. This first-in-human Phase 1B clinical trial is being conducted in patients with stable heart failure to evaluate its safety and tolerability, and to assess the pharmacokinetic (PK) profile and pharmacodynamic (PD) effects of a range of dose levels and dose intervals of mRNA-0184
•mRNA-0184 encodes for relaxin, a naturally occurring hormone that is known to cause hemodynamic changes that are potentially beneficial for heart failure patients. The mRNA sequence of mRNA-0184 is engineered to instruct the body to produce relaxin with an extended half-life, with the goal of producing a sustained clinical benefit in heart failure patients – this longer half-life may result in more durable effects compared to previous approaches
•mRNA-0184 utilizes similar technology as our propionic acidemia candidate, mRNA-3927

Inhaled pulmonary therapeutics
Cystic fibrosis (CF)
•Moderna’s collaborator, Vertex Pharmaceuticals, announced that the U.S. Food and Drug Administration cleared its Investigational New Drug (IND) application for VX-522, an mRNA targeted at treating the underlying cause of cystic fibrosis for the approximately 5,000 people with CF who cannot benefit from a cystic fibrosis transmembrane conductance regulator (CFTR) modulator
•VX-522 is delivered to the lung through inhalation of a CFTR mRNA encapsulated by a lipid nanoparticle. Once delivered to the target lung cells, the mRNA is designed to produce functional copies of the CFTR protein

Summary of Corporate Updates

Reinvestments
•Moderna increases investments in R&D, manufacturing infrastructure, and company buildout, and pursues external investment opportunities (licenses and/or M&A). R&D investments in 2023 are estimated at $4.5 billion, up from approximately $3.3 billion (unaudited) for 2022
•Moderna has entered into an agreement to acquire OriCiro Genomics, a Japanese company with a novel development approach for cell-free synthesis and amplification of plasmid DNA, a key building block of mRNA manufacturing
•Moderna forms strategic research collaboration with CytomX Therapeutics for development of mRNA-based conditionally activated therapeutics for oncology and non-oncology conditions. CytomX will receive an upfront payment of $35 million, including $5 million of pre-paid research funding
•Ongoing strategic collaborations include a partnership with Carisma Therapeutics to discover, develop and commercialize in vivo engineered chimeric antigen receptor monocyte (CAR-M) therapeutics for the treatment of cancer. Additionally, Moderna is partnering with Metagenomi to accelerate the development of in vivo gene editing therapeutics

Return capital to shareholders
•Repurchased 23 million shares (avg. price $143/share) for $3.3 billion in 2022, with $2.8 billion remaining for future repurchases from the $3.0 billion August authorization

PRV
•Moderna has purchased a Priority Review Voucher (PRV), which allows the Company to obtain expedited FDA review of a licensing application. Moderna had previously been granted a PRV for mRNA-1273 and intends to use both PRVs to accelerate review of two expected BLA filings from our pipeline

Key 2023 Investor and Analyst Event Dates
Vaccines Day: April 11, 2023
R&D Day: September 13, 2023
ESG Day: December 7, 2023

About Moderna

In over 10 years since its inception, Moderna has transformed from a research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across seven modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for rapid clinical and commercial production at scale. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators, which has allowed for the pursuit of both groundbreaking science and rapid scaling of manufacturing. Most recently, Moderna’s capabilities have come together to allow the authorized use and approval of one of the earliest and most effective vaccines against the COVID-19 pandemic.
Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases and auto-immune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past eight years. To learn more, visit www.modernatx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: anticipated sales under advance purchase agreements in 2023 and the associated dollar amounts to be received, which should not be construed as expected 2023 revenue; potential additional contracts for COVID-19 vaccine sales; the expected market size for Moderna's products, including CMV; the expected timing for data from Moderna's Phase 3 studies in flu; the potential for mRNA, including mRNA-4157, to effectively treat different types of cancer, including melanoma, and plans for studying treatment in additional tumor types; plans to conduct a Phase 3 study of mRNA-4157/V940, and the timing of such study; early signs of potential clinical benefit for PA; the potential for mRNA-0184 to result in more durable effects compared to previous approaches targeting heart failure; Moderna’s capital allocation priorities, including anticipated spending on R&D for 2023; Moderna’s agreement to acquire OriCiro Genomics; and Moderna’s plans to use priority review vouchers to expedite FDA review of programs from its pipeline. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date of this press release.

Moderna Contacts

Media:
Mary Beth Woodin
Senior Director, R&D Communications
MaryBeth.Woodin@modernatx.com
617-899-3991

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
Lavina.Talukdar@modernatx.com
617-209-5834

SOURCE: Moderna, Inc.